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                                                                   Exhibit 11(a)


                           NET INCOME PER SHARE CALCULATION
                       (in thousands, except per share amounts)



                                      Three months ended   Three months ended
                                       NOVEMBER 30, 1996    NOVEMBER 30, 1995
                                       -----------------    -----------------
                                        DOLLARS   SHARES     DOLLARS   SHARES
                                        -------   ------     -------   ------

    Net income (loss)                    $7,525              $(1,094)
                                         ------
                                         ------
    Primary weighted average
     shares of common stock
     outstanding:

    Common stock (a)                              54,868               50,989
    Employee stock options (b)(d)                     94                  -
                                                  ------               ------
                                                  54,962               50,989
                                                  ------               ------
                                                  ------               ------
    Fully diluted weighted
     average shares of common
     stock outstanding:

    Common stock (a)                              54,868               50,989
    Employee stock options (c)(d)                     94               -
                                                  ------               ------
                                                  54,962               50,989
                                                  ------               ------
                                                  ------               ------


    Per share (primary)                  $  .13                $(.02)
                                         ------                ------
    Per share (fully diluted)            $  .13                $(.02)
                                         ------                ------
                                         ------                ------



(a) For the three months ended November 30, 1995, does not include 3,880,140 additional shares issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan because such issuance is contingent on future events and would be anti-dilutive in such period.

(b) For the three months ended November 30, 1996, represents the number of shares of common stock issuable on the exercise of dilutive employee stock options granted in July 1996 less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. These purchases were assumed to have been made at the average market price of the common stock during the period.

(c) Same as (b) except that purchases of common stock were assumed to have been made at the higher of either the market price of the common stock at the end of the period or the average market price for the period.

(d) For the three months ended November 30, 1996 and 1995, does not include 1,485,000 shares and 1,500,000 shares, respectively, subject to options granted in July 1995 at an average price of $14.120 per share because such options would have an anti-dilutive effect in such period.


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